SECRETARY OF StATE DIVISION OC CORPORATIONS FILED 11:09 AM 'fl/22/2002 020723322 - 217B324 EXHIBIT 3.1.2 ] EUROPA CRUISES CORPORATION CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION First: That the Board of Directors of Europa Cruises Corporation, via unanimous written consent dated September 11, 2002, duly adopted a resolution setting forth a proposed amendment of the Certificate of Jncoiporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said coiporation for the consideration thereof. The resolution setting forth the proposed amendment is as follows: FURTHER RESOLVED, That the Articles of Incorporation shall be amended so as to change the name of the Company from "Europa Cruises Corporation" to "Diamondhead Casino Corporation" subject to approval of the shareholders in accordance with the Company's Bylaws. Second: That, thereafter, pursuant fo resolution of the Board of Directors, the Annual Meeting of shareholders was duly called and held on November 4, 2002, upon notice in accordance with, section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number ot'sharcs as required by statute wax voted in favor of the amendment. Third: That said amendment was adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. Fourth: That the capital of said corporal ion shall not be reduced under or by reason of aid amendment. Deborah A. Vitale, President Authorized Officer